UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 9, 2006

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2006, Google Inc. (“Google”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with WXII/Amphitheatre Realty, L.L.C., WXIII/Crittenden Realty A/B, L.L.C., WXIII/Crittenden Realty C, L.L.C. and WXIII/Crittenden Realty D, L.L.C. (collectively, the “Sellers”). Pursuant to the Purchase Agreement, Google has agreed to purchase from the Sellers all of their leasehold title to the land together with all privileges, rights, and easements as well as all right, title and interest in and to the buildings and/or appurtenances belonging to such land located at 1600 Amphitheatre Parkway and 1200-1500 Crittenden Lane, Mountain View, California (collectively referred to as the “Property”), totaling approximately 978,066 square feet. Subject to the terms and conditions of the Purchase Agreement, the purchase price for the Property will be $319 million, of which $10 million was placed into escrow by Google on June 9, 2006.

The ownership of the Property is subject to ground leases with the City of Mountain View, Santa Clara County, California (collectively, the “Ground Lease”). In connection with the purchase of the Property, Google has agreed to assume from the Sellers the Sellers’ rights and obligations under the Ground Lease. The Ground Lease related to 1600 Amphitheatre contains an initial term expiring in 2050 with four options to extend the term for additional periods of ten years each. Rent payments under the 1600 Amphitheatre Ground Lease will be approximately $140,000 per month and will increase by 4% each year thereafter. In addition, rent payments under the 1600 Amphitheatre Ground Lease will be readjusted every ten years such that the annual rent equals 7% of the then-current fair market value. Additionally, the Ground Lease related to 1200-1500 Crittenden Lane contains an initial term expiring in 2051 with four options to extend the term for additional periods of ten years each. Rent payments under the 1200-1500 Crittenden Lane Ground Lease will be approximately $175,000 per month will increase by 4% each year thereafter. In addition, rent payments under the 1200-1500 Crittenden Lane Ground Lease will be readjusted every ten years such that the annual rent equals 7% of the then-current fair market value.

In addition to customary closing conditions, the purchase of the Property is subject to (1) the approval by the bankruptcy court overseeing Silicon Graphics, Inc.’s (“SGI”) bankruptcy action of a settlement agreement between SGI and the Sellers (the “SGI Agreement) relating to certain commercial leases on the Property and (2) the written consent by the City of Mountain View of the assignment of the Ground Lease by the Sellers to Google. If the bankruptcy court approves the SGI Agreement, Google expects the transaction to close no later than June 30, 2006; provided, however, that the Sellers may extend the closing date for a period of up to fifteen days in order to satisfy certain closing conditions. Google provides no assurance that the bankruptcy court will approve the SGI Agreement or that the other closing conditions will be satisfied, and therefore Google provides no assurance that it will complete the purchase of the Property.

Prior to entering into the Purchase Agreement, Google subleased certain office space at 1600 Amphitheatre from SGI, subject to a master commercial lease between SGI and the Sellers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: June 14, 2006	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer